Exhibit 99.1

Walker & Dunlop Reports

Third Quarter 2013 Results

THIRD QUARTER 2013 HIGHLIGHTS

•	Total revenues of $73.7 million, up 5% over third quarter 2012

•	$1.8 billion of loan originations, down 19% over third quarter 2012

•	Interim loan originations of $100.7 million, up 657% over third quarter 2012

•	Capital Markets originations of $610.3 million, up 142% over third quarter 2012

•	Servicing fees of $23.0 million, up 72% over third quarter 2012

•	Servicing portfolio of $38.7 billion at September 30, 2013, up 14% over September 30, 2012

•	Adjusted diluted earnings per share of $0.25 for the quarter and $0.95 year-to-date

•	GAAP diluted earnings per share of $0.23 for the quarter and $0.88 year-to-date

Bethesda, MD – November 7, 2013 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today third quarter 2013 revenues of $73.7 million, a 5% increase from $70.1 million in the third quarter 2012.  Revenue growth was primarily driven by a 72% increase in servicing fees.  GAAP net income for the third quarter 2013 increased 13% from the third quarter 2012 to $8.1 million, or $0.23 per diluted share.  Adjusted net income for the third quarter 2013, which excludes selected expenses relating to the acquisition of CWCapital1, decreased 39% to $8.7 million, or $0.25 per diluted share, from $14.3 million, or $0.56 per diluted share, in the prior year.  During the quarter the Company reported $1.8 billion of loan originations, compared to $2.2 billion in the third quarter 2012.  For the fourth quarter 2013, the Company expects to originate $1.5 billion to $3.0 billion in loans.

“Walker & Dunlop's third quarter loan origination volumes did not meet expectations due to our two largest lending partners, Fannie Mae and Freddie Mac, reducing their origination volumes by 40% year over year to comply with FHFA’s 2013 lending caps.  As well, HUD ran out of commitment authority in mid-September.   Yet even in a quarter where our three largest lending partners struggled, Walker & Dunlop originated $1.8 billion of loans, saw revenues increase by 5%, achieved 142% growth in our Capital Markets business, and originated $101 million of new loans for our balance sheet, up 657% from the prior year,” stated Willy Walker, Walker & Dunlop’s Chairman and Chief Executive Officer. “Our $39 billion servicing portfolio showed its value, producing $23 million in revenue or 31% of our total revenue for the quarter.”

“Our business remains sound and profitable, with total loan originations year to date of $6.1 billion, revenue growth of 54% totaling $233.6 million, and $0.95 of adjusted diluted earnings per share," continued Walker. "We began this year having just acquired CWCapital and did not know at that time that FHFA would constrain Fannie and Freddie’s origination activities for 2013 or that HUD would run out of commitment authority twice during the year; nor could we predict how borrowers would react to the interest rate volatility experienced over the past six months.  In response, we implemented a cost reduction initiative in October that reduced headcount by over 10% and will result in annual cost savings of over $7 million starting in 2014.  Personnel decisions and cost cuts are never easy, but I am greatly appreciative of the excellent work by our management team to adjust our operating costs to align with our year-to-date origination volumes and revenues. As much as Fannie, Freddie, and HUD have been challenged in 2013, we expect them to have between $70 and $80 billion to lend in 2014.  We have a fantastic loan origination, underwriting, asset management, and servicing platform that is one of the major providers of capital to commercial real estate in the United States.  With the refinancing boom of 2015-2017 right around the corner, we have a great opportunity for continued growth and profitability at Walker & Dunlop going forward."

OPERATING RESULTS

LOAN ORIGINATIONS were $1.8 billion for the third quarter 2013 compared to $2.2 billion for the third quarter 2012, a 19% decrease.  Originations in the third quarter 2013 were impacted by rising interest rates, a slowdown in lending activity by Fannie Mae and Freddie Mac to stay under their FHFA-imposed 2013 lending caps, and HUD’s limited commitment authority.  Capital Markets originations grew substantially over the third quarter 2012 and represented 35% of the quarter’s volume due to the continued strong demand for commercial real estate loans by banks, life companies and CMBS lenders. During the third quarter 2013 we originated $100.7 million of loans for our balance sheet through our interim loan program.

TOTAL REVENUES were $73.7 million for the third quarter 2013 compared to $70.1 million for the third quarter 2012, a 5% increase, as the growth in servicing fees and interest income offset declines in gains from mortgage banking activities.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the third quarter 2013 were $45.3 million compared to $53.4 million for the third quarter 2012, a 15% decrease.  LOAN ORIGINATION FEES were $23.8 million for the third quarter 2013 compared to $27.7 million for the third quarter 2012, a 14% decrease.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $21.5 million for the third quarter 2013 compared to $25.7 million for the third quarter 2012, a 17% decrease.

TOTAL EXPENSES were $60.9 million for the third quarter 2013 compared to $58.3 million for the third quarter 2012, an increase of $2.6 million, or 4%.  Adjusted total expenses, which excludes selected expenses1, were $59.9 million for the third quarter 2013, compared to $46.6 million for the third quarter 2012, an increase of $13.3 million, or 29%. The increase in adjusted total expenses is primarily the result of a $9.8 million increase in amortization and depreciation, and a $2.4 million increase in professional fees.  Amortization and depreciation increased primarily due to the growth of the MSR portfolio following the CWCapital acquisition and the continued growth of the portfolio through new originations. Also included in amortization and depreciation are write-offs of MSRs resulting from the prepayment or default of the underlying mortgage prior to its scheduled maturity. During the third quarter 2013, write-offs of MSRs increased $2.8 million from the third quarter 2012, to $3.5 million, primarily due to an increase in early payoffs of HUD loans and the write-off of a $1.5 million HUD MSR following the default of the underlying mortgage. The growth in professional fees quarter over quarter is primarily the result of the third quarter 2012 including only one month of combined enterprise expenditures with the acquisition occurring on September 4, 2012.

ADJUSTED INCOME FROM OPERATIONS was $13.8 million for the third quarter 2013, a decrease of 42% over the third quarter 2012, resulting in a 19% ADJUSTED OPERATING MARGIN compared to 34% for the same period last year.  GAAP INCOME FROM OPERATIONS was $12.7 million for the third quarter 2013, an increase of 8% over the third quarter 2012, resulting in a GAAP OPERATING MARGIN of 17%, unchanged from the same period last year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $38.7 billion at September 30, 2013, a 14% increase from $33.9 billion at September 30, 2012.

SERVICING FEES were $23.0 million for the third quarter 2013 compared to $13.3 million for the third quarter 2012, a 72% increase, due to growth in the portfolio and the third quarter 2012 including only one month of revenues from the combined portfolio.

The WEIGHTED AVERAGE SERVICING FEE was 24 basis points at September 30, 2013 compared to 23 basis points at September 30, 2012.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $14.9 billion at September 30, 2013 compared to $12.9 billion at September 30, 2012.

The Company's at risk portfolio continues to demonstrate strong credit performance, as exemplified by the following credit metrics:

60+ DAY DELINQUENCIES were $9.1 million, or six basis points of the at risk servicing portfolio, at September 30, 2013 compared to $19.1 million, or 15 basis points of the at risk servicing portfolio, at September 30, 2012.

PROVISION FOR RISK-SHARING OBLIGATIONS for the third quarter 2013 was a net recovery of $0.2 million, a decreased benefit from the third quarter 2012 net recovery of $0.8 million.

NET WRITE-OFFS for the quarter ended September 30, 2013 were $3.7 million, or two basis points of the September 30, 2013 at risk servicing portfolio compared to zero for the third quarter of the prior year.  Write-offs represent the cash settlement of the Company’s guaranty obligations related to losses provided for in prior periods. During the third quarter, the Company settled losses on seven properties for which provisions were taken between 2009 and 2012. These settlements resulted in insignificant additional losses to the Company.

YEAR-TO-DATE RESULTS

TOTAL REVENUES for the nine months ended September 30, 2013 were $233.6 million compared to $151.2 million for the same period last year, a 54% increase.  The increase in total revenues was largely driven by a 44% increase in LOAN ORIGINATIONS, from $4.2 billion to $6.1 billion, and 104% growth in servicing fees, to $66.5 million. GAINS FROM MORTGAGE BANKING ACTIVITIES for the nine months ended September 30, 2012 were $151.3 million, a 41% increase over the same period last year.

TOTAL EXPENSES for the nine months ended September 30, 2013 were $184.7 million compared to $114.9 million for the same period last year, a 61% increase.  Adjusted total expenses, which excludes selected expenses1, for the nine months ended September 30, 2013 were $181.1 million compared to $102.1 million for the same period last year, an increase of 77%. The increase in adjusted total expenses is due to a $35.5 million increase in personnel costs and a $6.3 million increase in other operating expenses, both resulting from nine months as a combined enterprise in 2013 compared to only one month in 2012, and a $30.8 million increase in amortization and depreciation resulting from the significant growth in MSRs year over year.

ADJUSTED OPERATING MARGIN for the nine months ended September 30, 2013 was 22% compared to 32% for the same period last year. GAAP OPERATING MARGIN was 21% for the nine months ended September 30, 2013 compared to 24% for the same period last year.  ADJUSTED NET INCOME for the nine months ended September 30, 2013 was $32.5 million compared to $30.0 million for the same period last year.  GAAP NET INCOME for the nine months ended September 30, 2013 was $30.3 million compared to $22.2 million for the same period last year.

1 Selected expenses include acquisition and integration costs related specifically to the CWCapital acquisition, and amortization of customer contracts acquired from CWCapital.  For details of these selected expenses, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, November 7, 2013 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1906 from within the United States or (785) 424-1825 from outside the United States and are asked to reference the Conference ID: WDQ313. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time November 7, 2013 through November 21, 2013. Please call (800) 723-0528 from the United States or (402) 220-2654 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Proprietary Capital group develops new financial products and provides institutional advisory, asset management, and investment management services with respect to debt and equity, including bridge financing. Walker & Dunlop, LLC has more than 400 employees located in 20 offices nationwide. For more information about the Company, please visit www.walkerdunlop.com or follow us on Twitter at @Walkerdunlop.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes selected expenses related to the CWCapital acquisition:  adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin.

These supplemental measures exclude acquisition and integration costs specifically related to the CWCapital acquisition, and amortization of customer contracts and other intangible assets acquired from CWCapital.  The Company believes that these non-GAAP measures facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below entitled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3)  our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ''Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.  Such filings are available publicly on our Investor Relations web page at

www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2013 and December 31, 2012

(In thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$60,968	$65,027
Restricted cash	7,035	7,130
Pledged securities, at fair value	45,449	33,481
Loans held for sale, at fair value	365,210	1,101,561
Loans held for investment	118,864	9,468
Servicing fees and other receivables, net	26,638	40,933
Derivative assets	13,357	21,258
Mortgage servicing rights	344,899	315,524
Goodwill	60,212	59,735
Intangible assets	1,828	4,644
Other assets	23,256	29,872
Total assets	$1,067,716	$1,688,633

Liabilities and Stockholders' Equity

Liabilities
Accounts payable and other liabilities	$124,940	$122,798
Performance deposits from borrowers	7,995	9,503
Derivative liabilities	8,444	867
Guaranty obligation, net of accumulated amortization	22,762	21,155
Allowance for risk-sharing obligations	8,461	15,670
Warehouse notes payable	429,944	1,084,539
Notes payable	74,700	80,925
Total liabilities	$677,246	$1,335,457

Stockholders' Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 33,905,552 shares in 2013 and 33,567,730 shares in 2012.	339	336
Additional paid-in capital	243,790	236,823
Retained earnings	146,341	116,017
Total stockholders’ equity	$390,470	$353,176
Commitments and contingencies	—	—
Total liabilities and stockholders’ equity	$1,067,716	$1,688,633

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Revenues
Gains from mortgage banking activities	$45,278	$53,400	$151,285	$107,136
Servicing fees	22,954	13,307	66,465	32,513
Net warehouse interest income	1,783	1,248	5,166	3,259
Escrow earnings and other interest income	1,037	708	2,895	1,772
Other	2,598	1,463	7,758	6,568
Total revenues	$73,650	$70,126	$233,569	$151,248

Expenses
Personnel	$31,091	$32,173	$96,682	$61,177
Amortization and depreciation	19,441	9,629	54,425	23,596
Amortization of intangible assets	1,072	7,371	2,816	7,406
Provision for risk-sharing obligations	(155)	(848)	997	1,126
Interest expense on corporate debt	854	388	2,692	719
Other operating expenses	8,643	9,635	27,121	20,843
Total expenses	$60,946	$58,348	$184,733	$114,867
Income from operations	$12,704	$11,778	48,836	$36,381
Income tax expense	4,649	4,680	18,512	14,152
Net income	$8,055	$7,098	$30,324	$22,229

Basic earnings per share	$0.24	$0.28	$0.90	$0.97
Diluted earnings per share	$0.23	$0.28	$0.88	$0.96

Basic weighted average shares outstanding	33,859,453	25,091,153	33,710,837	22,881,795
Diluted weighted average shares outstanding	34,382,975	25,443,601	34,315,514	23,101,832

OPERATING DATA

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Origination Data:
Origination Volumes by Investor
Fannie Mae	$585,105	$1,134,185	$2,119,844	$2,012,225
Freddie Mac	197,496	552,971	1,327,874	860,779
Ginnie Mae—HUD	269,929	228,135	831,080	438,056
Brokered (1)	610,259	252,200	1,636,837	851,370
Interim Loans	100,700	13,304	138,620	29,804
Total	$1,763,489	$2,180,795	$6,054,255	$4,192,234

Key Metrics (as a percentage of total revenues):
Personnel expenses	42%	46%	41%	40%
Other operating expenses	12%	14%	12%	14%
Total expenses	83%	83%	79%	76%
Adjusted total expenses (2)	81%	66%	78%	68%
Operating margin	17%	17%	21%	24%
Adjusted operating margin (2)	19%	34%	22%	32%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.35%	1.27%	1.33%	1.31%
Fair value of MSRs created, net	1.22%	1.18%	1.17%	1.24%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (3)	2.04%	1.34%	1.61%	1.57%

	As of September 30,
Servicing Portfolio by Type:	2013	2012
Fannie Mae	$19,652,217	$18,452,944
Freddie Mac	10,147,022	8,422,748
Ginnie Mae—HUD	4,999,398	4,422,182
Brokered (1)	3,748,564	2,572,188
Interim Loans	119,420	16,500
Total	$38,666,621	$33,886,562

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.24%	0.23%

(1)	Brokered originations are loans our Capital Markets group brokers for our commercial mortgage backed securities, life insurance companies, and commercial banks. Formerly classified as “Other”.
(2)	This is a non-GAAP financial measure. For more information on these non-GAAP financial measures, refer to the section of this press release below titled “Non-GAAP Financial Measures.”
(3)

The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligation retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded for brokered or interim loan originations.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
(in thousands, except per share amounts)
Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$8,055	$7,098	$30,324	$22,229
Shares (1)	34,383	25,444	34,316	23,102
GAAP diluted earnings per share	$0.23	$0.28	$0.88	$0.96

GAAP net income	$8,055	$7,098	$30,324	$22,229
Adjustments:
Severance costs	—	1,058	—	1,058
Amortization of intangibles	1,055	7,353	2,764	7,353
Transition services agreement	—	1,000	—	1,000
Deal-related expenses (2)	—	2,334	—	3,338
Lease modification	—	—	825	—
Income tax impact of adjustments	(389)	(4,569)	(1,374)	(4,959)
Adjusted net income	$8,721	$14,274	$32,539	$30,019
Shares (1)	34,383	25,444	34,316	23,102
Adjusted diluted earnings per share	$0.25	$0.56	$0.95	$1.30

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$12,704	$11,778	$48,836	$36,381
Total revenues	73,650	70,126	233,569	151,248
GAAP operating margin	17%	17%	21%	24%

GAAP income from operations	$12,704	$11,778	$48,836	$36,381
Adjustments:
Severance costs	—	1,058	—	1,058
Amortization of intangibles	1,055	7,353	2,764	7,353
Transition services agreement	—	1,000	—	1,000
Deal-related expenses (2)	—	2,334	—	3,338
Lease modification	—	—	825	—
Adjusted income from operations	$13,759	$23,523	$52,425	$49,130
Total revenues	73,650	70,126	233,569	151,248
Adjusted operating margin	19%	34%	22%	32%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$60,946	$58,348	$184,733	$114,867
Adjustments:
Severance costs	—	1,058	—	1,058
Amortization of intangibles	1,055	7,353	2,764	7,353
Transition services agreement	—	1,000	—	1,000
Deal-related expenses (2)	—	2,334	—	3,338
Lease modification	—	—	825	—
Adjusted total expenses	$59,891	$46,603	$181,144	$102,118

(1) Diluted weighted average shares outstanding.

(2) Includes legal and advisory fees incurred in connection with the transaction.

KEY CREDIT METRICS

	As of and for the three months ended September 30,		As of and for the nine months ended September 30,
(Dollars in thousands)	2013	2012	2013	2012
Key Credit Metrics
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	$13,040,301	$11,096,910	$13,040,301	$11,096,910
Fannie Mae Modified Risk	4,220,132	4,131,980	4,220,132	4,131,980
Fannie Mae No Risk	2,391,784	3,224,054	2,391,784	3,224,054
Total Fannie Mae	$19,652,217	$18,452,944	$19,652,217	$18,452,944
Freddie Mac servicing portfolio:
Freddie Mac Modified Risk	$68,678	$69,037	$68,678	$69,037
Freddie Mac No Risk	10,078,344	8,353,711	10,078,344	8,353,711
Total Freddie Mac	$10,147,022	$8,422,748	$10,147,022	$8,422,748
GNMA/HUD servicing portfolio:
GNMA/HUD Full Risk	$4,895	$5,018	$4,895	$5,018
GNMA/HUD No Risk	4,994,503	4,417,164	4,994,503	4,417,164
Total GNMA/HUD	$4,999,398	$4,422,182	$4,999,398	$4,422,182

Interim loans (full risk) servicing portfolio	$119,420	$16,500	$119,420	$16,500

Brokered servicing portfolio	$3,748,564	$2,572,188	$3,748,564	$2,572,188

Total servicing portfolio unpaid principal balance	$38,666,621	$33,886,562	$38,666,621	$33,886,562

At risk servicing portfolio (1)	$14,856,102	$12,931,149	$14,856,102	$12,931,149
60+ Day delinquencies, within at risk portfolio	9,115	19,050	9,115	19,050
At risk loan balances associated with allowance for risk-sharing obligations	$72,058	$153,670	$72,058	$153,670

Allowance for risk-sharing obligations:
Beginning balance	$12,322	$13,629	$15,670	$14,917
Provision for risk-sharing obligations	(155)	(848)	997	1,126
Allowance for risk-sharing obligations, CWCapital acquisition	—	4,063	—	4,063
Net write-offs (2)	(3,706)	—	(8,206)	(3,262)
Ending balance	$8,461	$16,844	$8,461	$16,844

60+ Day delinquencies as a percentage of the at risk portfolio	0.06%	0.15%	0.06%	0.15%
Provision for risk-sharing as a percentage of the at risk portfolio	0.00%	-0.01%	0.01%	0.01%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.06%	0.13%	0.06%	0.13%
Net write-offs as a percentage of the at risk portfolio	0.02%	0.00%	0.06%	0.03%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	11.74%	10.96%	11.74%	10.96%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company's risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the write-off of the allowance for risk-sharing obligations upon final settlement of the loss sharing amount with Fannie Mae.